EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in this Registration Statement on Form S-8 of Lucas Energy, Inc., of our report dated June 28, 2013, relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Lucas Energy, Inc. and subsidiaries for the year ended March 31, 2013.

/s/ Hein & Associates LLP
Hein & Associates LLP
Houston, Texas
May 14, 2014